As filed with the Securities and Exchange Commission on June 29, 2015

Registration No. 333-136911

Registration No. 333-44738

Registration No. 333-34401

Registration No. 033-52199

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-136911

Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-44738

Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-34401

Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 033-52199

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRYS ENERGY GROUP, INC.

(Exact name of Registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-1775292 (I.R.S. Employer Identification No.)

231 West Michigan Street

Milwaukee, Wisconsin 53201

(414) 221-2345

(Address Of Principal Executive Offices)

Susan H. Martin
Integrys Holding, Inc.
231 West Michigan Street
Milwaukee, Wisconsin 53201
(414) 221-2345

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Rodd M. Schreiber

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Dr.

Chicago, Illinois 60606

(312) 407-0700

Approximate date of commencement of proposed sale to the public: Not applicable

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Integrys Holding, Inc., a Wisconsin corporation (the “Successor”), as successor by merger to Integrys Energy Group, Inc., a Wisconsin corporation (f/k/a WPS Resources Corporation) (the “Company”), is filing these post-effective amendments related to the following Registration Statements of the Company on Form S-4 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

1.                                      Registration Statement 333-136911, registering 34,000,000 shares of common stock, par value $1.00 per share of the Company (the “Common Stock”), which was filed with the SEC on August 25, 2006.

2.                                      Registration Statement 333-44738, registering 1,763,943 shares of Common Stock, plus an indeterminable number of additional shares, and 1,763,943 common stock purchase rights, plus an indeterminable number of additional rights, which was filed with the SEC on August 29, 2000.

3.                                      Registration Statement 333-34401, registering 2,655,001 shares of Common Stock and 2,655,001 common stock purchase rights, which was filed with the SEC on August 26, 1997.

4.                                      Registration Statement 033-52199, registering 23,896,962 shares of Common Stock, which was filed with the SEC on February 8, 1994.

On June 29, 2015, pursuant to that certain Agreement and Plan of Merger, dated as of June 22, 2014 (the “Merger Agreement”), by and among the Company, the Successor, WEC Acquisition Corp., a Wisconsin corporation (“Initial Merger Sub”), and WEC Energy Group, Inc. (f/k/a Wisconsin Energy Corporation), a Wisconsin corporation and the sole stockholder of the Successor (“Parent”), (i) Initial Merger Sub merged with and into the Company (the “Initial Merger”), with the Company surviving the Initial Merger as a wholly owned subsidiary of Parent, and (ii) immediately after the effective time of the Initial Merger, the Company merged with and into the Successor (the “Subsequent Merger”), with the Successor surviving the Subsequent Merger as a wholly owned subsidiary of Parent.  As a result of the transactions contemplated by the Merger Agreement, the Successor has terminated the offerings of the Company’s securities pursuant to the Registration Statement.

These post-effective amendments to the Registration Statements are being filed to remove from registration, as of the effectiveness of these post-effective amendments, any and all securities of the Company that are registered under the Registration Statement that remain unsold as of the effectiveness of the post-effective amendments, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 29, 2015.

INTEGRYS HOLDING, INC. (as successor by merger to Integrys Energy Group, Inc.)

By:	/s/ Scott J. Lauber
Scott J. Lauber
Vice President and Treasurer